Exhibit 99.1

News Release

Babcock & Wilcox Announces Third Quarter 2016 Results
- Third Quarter GAAP EPS of $0.18, Adjusted EPS of $0.24
- Renewable segment revenues increased 43%
- Completed original $100 Million Share Repurchase Authorization

(CHARLOTTE, N.C. – November 2, 2016) – Babcock & Wilcox Enterprises, Inc. (B&W) (NYSE:BW) announced today third quarter 2016 revenues of $411.0 million, a decrease of $9.0 million, or 2.1%, compared to the third quarter of 2015. The GAAP earnings per share for the third quarter of 2016 was $0.18 compared to earnings per share of $0.11 for the third quarter of 2015. Our adjusted earnings per share, which excludes restructuring activities, acquisition and integration costs, non-cash mark-to-market adjustments for pension and other post-retirement benefits, and spin-off transaction costs, was $0.24 for the three months ended September 30, 2016 compared to adjusted earnings per share of $0.25 in the prior year period.

”We remain on track to achieve our forecasted results in 2016 despite some reluctance on the part of our power customers to invest, and continue to expect strength moving into 2017 as we remain focused on revenue diversification, margin improvement and excellence in project execution," said Mr. E. James Ferland, Chairman and Chief Executive Officer.

Results of Operations

Consolidated revenues for the third quarter of 2016 were $411.0 million, a decrease of $9.0 million, compared to $420.0 million for the third quarter of 2015, due primarily to decreased volume in our Power segment partially offset by an increase in revenues from our Renewable segment and contributions from newly acquired B&W SPIG within our Industrial segment. The GAAP operating income for the third quarter of 2016 was $11.1 million as compared to operating income of $9.6 million in the third quarter of 2015. The adjusted operating income in the third quarter of 2016 was $15.0 million, a decrease of $6.9 million compared to adjusted operating income of $21.9 million in the third quarter of 2015, due to lower volume in our Power segment and accelerated intangible amortization expense related to the acquisition of B&W SPIG, partially offset by higher gross profit margin in the Power segment and reductions in overhead costs.

Third quarter 2016 revenues for the Power segment decreased 29% to $209.8 million compared to $294.2 million in revenues in the prior year period. Revenues decreased as a result of lower oil sands work in Canada and lower power plant retrofit activity. Gross profit in the Power segment in the third quarter 2016 was $48.9 million, compared to $47.6 million in the prior year period. Gross profit margin improved year over year as a result of good project performance and benefits from our restructuring activities in the third quarter of 2016, while a litigation settlement and a contract loss impacted the third quarter of 2015.

Revenues in the Renewable segment were $124.3 million for the third quarter of 2016, versus $86.9 million in the corresponding period in 2015, an increase of $37.4 million driven by an increased level of activity on our renewable energy contracts compared to the prior year. The Renewable segment gross profit of $18.6 million in the third quarter of 2016 was $1.1 million higher than the $17.5 million gross profit reported in the prior year third quarter due to the increased volume. "We would normally expect higher gross margin from our Renewable segment, but in the short term we continue to recognize revenue from our challenged European renewable contract at zero gross profit margin," said Ferland. "During the third quarter, the net estimated costs to complete the project improved by $1.0 million with site productivity related cost increases more than offset by a probable project related insurance recovery. Ramp down of construction activities on the site is underway, and will continue into early 2017 as we complete key milestones on this project."

The Industrial segment contributed $76.8 million in revenues for the third quarter of 2016 compared to $38.9 million in the third quarter of 2015, an increase of $37.9 million due to the addition of B&W SPIG, our global cooling system and services business, which we acquired on July 1, 2016. Gross profit in the Industrial segment was $14.6 million in the third quarter of 2016, a $1.2 million increase compared to $13.4 million in the prior year period. B&W SPIG contributed $4.2 million of gross profit in the segment. The B&W MEGTEC division gross profit was $10.4 million, $3.0 million lower than the prior year due to a change in revenue mix.

Liquidity

The Company’s cash and cash equivalents balance, net of restricted cash, decreased $185.9 million for the quarter to $65.1 million at the end of the third quarter of 2016, which was mainly driven by the purchase of SPIG S.p.A for approximately $172 million and $25.9 million of share repurchases. We had outstanding balances totaling $44.7 million on our revolving credit facilities as of September 30, 2016, which includes foreign revolving debt acquired with B&W SPIG.

Share Repurchase Program

The Company repurchased 1.6 million shares of our common stock for $25.9 million during the third quarter of 2016 under a $100 million share repurchase program that was authorized in 2015 by the Board of Directors. We completed the program on September 30, 2016 having purchased 5.4 million shares since July 1, 2015. On August 4, 2016, a new $100 million share repurchase authorization was established and it remains available.

2016 Outlook

Revenue guidance for 2016 is reduced from $1.8 billion to $1.7 billion due to challenging Industrial and Power markets. The Company reaffirms adjusted EPS guidance of $0.63 to $0.83. Adjusted EPS excludes restructuring activities, acquisition and integration costs, non-cash mark-to-market adjustments for pension and other post-retirement benefits, and spin-off transaction costs. As more fully described in Exhibit 1, Management is unable to reconcile without unreasonable effort the Company's forecasted range of adjusted EPS for the full year to a comparable GAAP range.

Conference Call to Discuss Third Quarter 2016 Results

Date:        Thursday, November 3, 2016, at 8:30 a.m. EST
Live Webcast:    Investor Relations section of website at www.babcock.com

Forward-Looking Statements

B&W cautions that this release contains forward-looking statements, including, without limitation, statements relating to our strategic objectives; management’s expectations regarding the industries in which we operate; our guidance and forecasts for 2016; our projected operating margin improvements, savings and restructuring costs; project execution; and growth through acquisitions. These forward-looking statements are based on management’s current expectations and involve a number of risks and uncertainties, including, among other things, our ability to realize anticipated savings and operational benefits from our restructuring plan; our ability to successfully integrate SPIG and realize the expected synergies from the acquisition; our ability to realize the benefits of expected cross-selling opportunities from the SPIG acquisition; changes in the jurisdictional mix of our income and losses; disruptions experienced with customers and suppliers; the inability to retain key personnel; adverse changes in the industries in which we operate; delays, changes or termination of contracts in backlog; the timing and amount of repurchases of our common stock, if any; and the inability to grow and diversify through acquisitions. If one or more of these risks or other risks materialize, actual results may vary materially from those expressed. For a more complete discussion of these and other risk factors, see B&W’s filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. B&W cautions not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and undertakes no obligation to update or revise any forward-looking statement, except to the extent required by applicable law.

About B&W
Headquartered in Charlotte, N.C., Babcock & Wilcox is a global leader in energy and environmental technologies and services for the power and industrial markets. B&W companies employ approximately 5,700 people around the world. Follow us on Twitter @BabcockWilcox and learn more at www.babcock.com.
# # #
Investor Contact:         Media Contact:
Jude Broussard         Ryan Cornell

Vice President, Investor Relations	Public Relations
Babcock & Wilcox         Babcock & Wilcox
704.625.4944 » investors@babcock.com         330.860.1345 » rscornell@babcock.com

Exhibit 1
Babcock & Wilcox Enterprises, Inc.
Reconciliation of Non-GAAP Operating Income and Earnings Per Share(1)(2)
(In millions, except per share amounts)

	Three Months Ended September 30, 2016
	GAAP	Restructuring	Acquisition and Integration Costs	Pension & OPEB MTM (Gain) / Loss	Spin Costs	Non-GAAP
Operating income (loss)	$11.1	$2.0	$0.8	$0.6	$0.4	$15.0
Other income (expense)	(0.5)	—	—	—	—	(0.5)
Income tax (expense) benefit	(1.6)	(0.7)	0.2	(0.2)	—	(2.4)
Net income (loss)	$9.0	$1.3	$1.0	$0.5	$0.4	$12.1
Net loss attributable to non-controlling interest	(0.1)	—	—	—	—	(0.1)
Net income (loss) attributable to shareholders	$8.9	$1.3	$1.0	$0.5	$0.4	$12.0

Diluted EPS - continuing operations	$0.18	$0.03	$0.02	$0.01	$0.01	$0.24

Income tax rate	15.2%					16.3%

	Three Months Ended September 30, 2015
	GAAP	Litigation Settlement	Spin Costs	Restructuring	Non-GAAP
Operating income (loss)	$9.6	$9.6	$1.6	$1.1	$21.9
Other income (expense)	(1.6)	—	—	—	(1.6)
Income tax (expense) benefit	(1.8)	(3.7)	(0.6)	(0.4)	(6.5)
Net income (loss)	$6.3	$5.8	$1.0	$0.7	$13.8
Net loss attributable to non-controlling interest	(0.1)	—	—	—	(0.1)
Net income (loss) attributable to shareholders	$6.2	$5.8	$1.0	$0.7	$13.7

Diluted EPS - continuing operations	$0.11	$0.11	$0.02	$0.01	$0.25

Income tax rate	22.0%				32.1%

	Nine Months Ended September 30, 2016
	GAAP	Restructuring	Pension & OPEB MTM (Gain) / Loss	Spin Costs	Acquisition and Integration Costs	Non-GAAP
Operating income (loss)	$(44.2)	$34.6	$30.5	$3.4	$2.8	$27.1
Other income (expense)	(0.4)	—	—	—	—	(0.4)
Income tax (expense) benefit	0.8	0.4	(11.1)	0.3	(0.6)	(10.3)
Net income (loss)	$(43.8)	$35.0	$19.4	$3.7	$2.2	$16.5
Net loss attributable to non-controlling interest	(0.3)	—	—	—	—	(0.3)
Net income (loss) attributable to shareholders	$(44.1)	$35.0	$19.4	$3.7	$2.2	$16.2

Diluted EPS - continuing operations	$(0.87)	$0.69	$0.38	$0.07	$0.04	$0.32

Income tax rate	1.8%					38.4%

	Nine Months Ended September 30, 2015
	GAAP	Litigation Settlement	Impairments	Restructuring	NE Sgmt Allocation	Spin costs	Non-GAAP
Operating income (loss)	$31.8	$9.6	$9.0	$8.7	$2.7	$2.5	$64.3
Other income (expense)	(1.7)	—	—	—	—	—	(1.7)
Income tax (expense) benefit	(8.4)	(3.7)	(3.4)	(3.1)	(0.7)	(1.0)	(20.3)
Net income (loss)	$21.8	$5.8	$5.6	$5.6	$2.0	$1.6	$42.3
Net loss attributable to non-controlling interest	(0.2)	—	—	—	—	—	(0.2)
Net income (loss) attributable to shareholders	$21.5	$5.8	$5.6	$5.6	$2.0	$1.6	$42.1

Diluted EPS - continuing operations	$0.40	$0.11	$0.10	$0.10	$0.04	$0.03	$0.78

Income tax rate	27.8%						32.5%

(1) Figures may not be clerically accurate due to rounding.

(2) B&W is providing non-GAAP information regarding certain of its historical results and guidance on future earnings per share to supplement the results provided in accordance with GAAP, and it should not be considered superior to, or as a substitute for, the comparable GAAP measures. B&W believes the non-GAAP measures provide meaningful insight into the Company’s operational performance and provides these measures to investors to help facilitate comparisons of operating results with prior periods and to assist them in understanding B&W’s ongoing operations.

2016 Outlook

Management has provided full year adjusted earnings per diluted share ("adjusted EPS") guidance of $0.63 to $0.83. It is not possible for management to identify the amount or significance of future adjustments associated with potential mark to market adjustments to our pension and other postretirement benefit plan liabilities or other non-routine costs that we adjust in our presentation of adjusted EPS guidance. These items are dependent on future events and/or market inputs that are not reasonably estimable at this time. Accordingly, management is unable to reconcile without unreasonable effort the Company's forecasted range of adjusted EPS for the full year included in the 2016 Outlook section of this earnings release to a comparable GAAP range. However, items excluded from our adjusted EPS guidance include the historical adjustments noted in the tables above, and our adjusted EPS guidance also excludes future estimable adjusting items, including charges relating to previously announced restructuring initiatives of $0.08-$0.16 per share, additional spin costs of approximately $0.01 per share and additional acquisition and integration costs of approximately $0.01 per share.

Exhibit 2
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated and Combined Statements of Operations(1)
(In millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenues	$411.0	$420.0	$1,198.3	$1,254.6
Costs and expenses:
Cost of operations	337.2	342.1	1,018.3	1,011.4
Research and development costs	2.4	4.0	8.3	12.5
Losses on asset disposals and impairments, net	—	—	—	9.0
Selling, general and administrative expenses	60.7	62.6	182.8	178.5
Restructuring activities and spin-off transaction costs	2.4	2.7	38.0	11.3
Total costs and expenses	402.6	411.4	1,247.4	1,222.7
Equity in income (loss) of investees	2.8	1.0	4.9	(0.1)
Operating income (loss)	11.1	9.6	(44.2)	31.8
Other income (expense):
Interest income	0.1	0.1	0.7	0.4
Interest expense	(0.4)	(0.4)	(1.2)	(0.7)
Other – net	(0.2)	(1.3)	0.1	(1.4)
Total other income (expense)	(0.5)	(1.6)	(0.4)	(1.7)
Income (loss) before income tax expense	10.6	8.1	(44.6)	30.1
Income tax expense (benefit)	1.6	1.8	(0.8)	8.4
Income (loss) from continuing operations	9.0	6.3	(43.8)	21.8
Income from discontinued operations, net of tax	—	—	—	2.8
Net income (loss)	9.0	6.3	(43.8)	24.6
Net income attributable to noncontrolling interest	(0.1)	(0.1)	(0.3)	(0.2)
Net income (loss) attributable to shareholders	$8.9	$6.2	$(44.1)	$24.3

Amounts attributable to shareholders:
Income (loss) from continuing operations	$8.9	$6.2	$(44.1)	$21.5
Income from discontinued operations, net of tax	—	—	—	2.8
Net income (loss) attributable to shareholders	$8.9	$6.2	$(44.1)	$24.3

Basic earnings (loss) per share - continuing operations	$0.18	$0.11	$(0.87)	$0.40
Basic earnings per share - discontinued operations	—	—	—	0.05
Basic earnings (loss) per share	$0.18	$0.11	$(0.87)	$0.45

Diluted earnings (loss) per share - continuing operations	$0.18	$0.11	$(0.87)	$0.40
Diluted earnings per share - discontinued operations	—	—	—	0.05
Diluted earnings (loss) per share	$0.18	$0.11	$(0.87)	$0.45

Shares used in the computation of earnings per share:
Basic	49.6	53.8	50.6	53.6
Diluted	49.9	53.8	50.6	53.7

(1) Figures may not be clerically accurate due to rounding.

Exhibit 3
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated and Combined Balance Sheets(1)
(In millions, except per share amount)

	September 30, 2016	December 31, 2015
Cash and cash equivalents	$65.1	$365.2
Restricted cash and cash equivalents	28.9	37.1
Accounts receivable – trade, net	304.4	291.2
Accounts receivable – other	66.8	44.8
Contracts in progress	168.6	128.2
Inventories	99.5	90.1
Other current assets	39.4	21.5
Total current assets	772.6	978.2
Property, plant and equipment - gross	336.9	330.0
Accumulated depreciation	(197.9)	(184.3)
Net property, plant and equipment	139.0	145.7
Goodwill	271.3	201.1
Deferred income taxes	185.5	190.7
Investments in unconsolidated affiliates	113.4	92.2
Intangible assets	82.0	37.8
Other assets	15.3	17.4
Total assets	$1,579.2	$1,663.0

Revolving debt	$44.7	$2.0
Accounts payable	190.2	175.2
Accrued employee benefits	46.9	51.5
Advance billings on contracts	169.2	229.4
Accrued warranty expense	45.0	39.8
Other accrued liabilities	65.6	63.5
Total current liabilities	561.6	561.4
Accumulated postretirement benefit obligations	28.3	27.8
Pension liabilities	293.6	282.1
Other liabilities	53.3	43.4
Total liabilities	936.8	914.6
Commitments and contingencies
Stockholders' equity:
Common stock, par value $0.01 per share, authorized 200.0 shares; issued 48.7 and 52.5 shares at September 30, 2016 and December 31, 2015, respectively	0.5	0.5
Capital in excess of par value	804.4	790.5
Treasury stock at cost, 5.6 and 1.4 shares at September 30, 2016 and December 31, 2015, respectively	(103.8)	(25.4)
Retained earnings (deficit)	(43.1)	1.0
Accumulated other comprehensive loss	(24.2)	(18.9)
Stockholders' equity attributable to shareholders	633.8	747.7
Noncontrolling interest	8.6	0.7
Total stockholders' equity	642.4	748.4
Total liabilities and stockholders' equity	$1,579.2	$1,663.0

(1) Figures may not be clerically accurate due to rounding.

Exhibit 4
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated and Combined Statements of Cash Flows(1)
(In millions)

	Nine Months Ended September 30,
	2016	2015
Cash flows from operating activities:
Net income (loss)	$(43.8)	$24.6
Non-cash items included in net income (loss):
Depreciation and amortization	27.4	28.9
(Income) loss of equity method investees, net of dividends	(4.9)	0.1
Losses on asset disposals and impairments	14.9	11.3
Write off of accrued claims receivable, net	—	7.8
Provision for (benefit from) deferred taxes	(7.6)	(1.5)
Recognition of (gains) losses for pension and postretirement plans	30.6	0.3
Stock-based compensation charges and excess tax benefits	13.9	2.5
Changes in assets and liabilities:
Accounts receivable	49.1	(23.2)
Accrued insurance receivable	(15.0)	—
Contracts in progress and advance billings on contracts	(54.0)	48.5
Inventories	(8.0)	0.5
Income taxes	6.3	(12.2)
Accounts payable	(32.4)	(7.8)
Accrued and other current liabilities	(3.7)	26.9
Pension liabilities, accrued postretirement and employee benefits	(21.2)	(7.1)
Other, net	8.6	(6.5)
Net cash from operating activities	(39.8)	93.0
Cash flows from investing activities:
Decrease in restricted cash and cash equivalents	8.3	1.6
Investment in equity method investees	(26.2)	—
Purchases of property, plant and equipment	(20.4)	(21.9)
Acquisition of business, net of $26 million cash acquired	(143.0)	—
Purchases of available-for-sale securities	(30.7)	(9.9)
Sales and maturities of available-for-sale securities	21.0	6.0
Other	(0.6)	(0.8)
Net cash from investing activities	(191.6)	(25.0)
Cash flows from financing activities
Borrowings under our revolving credit facilities	75.5	—
Repayments of our revolving credit facilities	(42.2)	—
Repayments of SPIG revolving credit facilities after acquisition	(18.3)	—
Net transfers from former Parent	—	80.6
Repurchase of shares of common stock	(78.4)	(1.3)
Other	(1.2)	(0.3)
Net cash from financing activities	(64.6)	79.1
Effects of exchange rate changes on cash	(4.1)	(6.4)
Cash flows from continuing operations	(300.1)	140.7
Operating cash flows from discontinued operations	—	(25.2)
Net increase (decrease) in cash and equivalents	(300.1)	115.5
Cash and equivalents, beginning of period	365.2	218.7
Cash and equivalents, end of period	$65.1	$334.2

(1) Figures may not be clerically accurate due to rounding.

Exhibit 5
Babcock & Wilcox Enterprises, Inc.
Segment Information(1)
(In millions)

SEGMENT RESULTS:	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
REVENUES:
Power	$209.8	$294.2	$757.4	$907.9
Renewable	124.3	86.9	293.6	223.4
Industrial	76.8	38.9	147.3	123.4
	410.9	420.0	1,198.3	1,254.6

GROSS PROFIT:
Power	48.9	47.6	170.9	176.3
Renewable	18.6	17.5	14.5	36.6
Industrial	14.6	13.4	33.5	37.5
Intangible asset amortization	(7.8)	(0.5)	(8.8)	(7.2)
Mark to market adjustment included in cost of operations	(0.6)	—	(30.1)	—

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
AMORTIZATION EXPENSE
Power	0.3	0.3	0.8	0.9
Renewable	0.4	0.2	0.9	1.0
Industrial	8.1	0.9	10.2	8.0
	8.8	1.4	11.9	9.9
DEPRECIATION EXPENSE
Power	2.4	(0.2)	7.6	15.0
Renewable	0.3	0.4	1.0	1.0
Industrial	0.8	0.1	1.1	1.0
Corporate	2.7	5.7	5.8	1.9
	6.2	6.0	15.5	19.0

BOOKINGS:	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Power	$198	$182	$623	$663
Renewable	(2)	201	124	643
Industrial	70	35	133	143
	$266	$418	$880	$1,449

BACKLOG:	As of September 30,
	2016	2015
Power	$668	$791
Renewable	1,289	1,559
Industrial	233	92
	$2,190	$2,442

(1) Figures may not be clerically accurate due to rounding.

Exhibit 6
Babcock & Wilcox Enterprises, Inc.
Recast Historical Financial Information(1)
(In millions)

During the third quarter of 2016, B&W changed its operating segments. The amounts in the schedule below have been restated to reflect the historical financial information in the new operating segments.

Three months ended:	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
REVENUES:
Power	$209.8	$259.7	$287.9	$327.1	$294.2	$317.7	$296.0
Renewable	124.3	85.5	83.8	115.2	86.9	76.4	60.0
Industrial	76.8	38.0	32.5	60.3	38.9	43.4	41.1
	410.9	383.2	404.2	502.6	420.0	437.5	397.1

GROSS PROFIT:
Power	$48.9	$62.5	$59.5	$71.4	$47.6	$64.3	$64.3
Renewable	18.6	(17.5)	13.4	21.1	17.5	9.0	10.1
Industrial	14.6	11.1	7.8	17.3	13.4	11.8	12.4
Intangible asset amortization	(7.8)	(0.6)	(0.5)	(0.5)	(0.5)	(3.2)	(3.5)
Mark to market adjustments	(0.6)	(29.5)	—	(44.3)	—	—	—

AMORTIZATION EXPENSE:
Cost of operations	$7.8	$0.6	$0.5	$0.5	$0.5	$3.2	$3.5
SG&A	1.0	1.0	1.0	1.0	0.9	0.7	1.1
	8.8	1.6	1.5	1.5	1.4	3.9	4.6

DEPRECIATION EXPENSE:
Cost of operations	$3.0	$2.5	$2.8	$2.3	$4.0	$5.2	$6.3
SG&A	3.2	2.0	2.0	2.2	2.0	0.8	0.7
	6.2	4.5	4.8	4.5	6.0	6.0	7.0

BOOKINGS:
Power	$198.4	$160.6	$263.6	$339.3	$181.6	$182.4	$298.6
Renewable	(1.7)	21.1	104.4	14.9	201.1	64.8	376.7
Industrial	69.6	31.1	32.5	35.1	35.0	52.2	55.8
	266.3	212.8	400.5	389.3	417.7	299.4	731.1

BACKLOG:
Power	$668.1	$679.5	$778.6	$803.0	$790.8	$903.4	$1,038.8
Renewable	1,288.6	1,414.7	1,479.0	1,458.4	1,558.6	1,444.4	1,456.0
Industrial	232.9	59.6	66.5	66.5	91.8	95.7	86.9
	2,189.6	2,153.8	2,324.1	2,327.9	2,441.2	2,443.5	2,581.7

(1) Figures may not be clerically accurate due to rounding.